Welcome and Overview Jerry Colella Chief Executive Officer & President March 2 and 3, 2016 Exhibit 99.1

Safe Harbor for Forward-Looking Statements Statements in this presentation regarding the proposed transaction between MKS Instruments, Inc. (“MKS”) and Newport Corporation (“Newport”), the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about MKS or Newport managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) the ability to consummate the transaction; (2) risks that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of Newport are not obtained; (3) litigation relating to the transaction; (4) the ability of MKS to successfully integrate Newport’s operations and employees; (5) unexpected costs, charges or expenses resulting from the transaction; (6) risks that the proposed transaction disrupts the current plans and operations of MKS and Newport; (7) the ability to realize anticipated synergies and cost savings; (8) competition from larger and more established companies in Newport’s markets; (9) MKS’ ability to successfully grow Newport’s business; (10) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (11) the availability and terms of the financing to be incurred in connection with the transaction; (12) the retention of key employees; (13) legislative, regulatory and economic developments, including changing business conditions in the semiconductor industry overall and the economy in general as well as financial performance and expectations of MKS’ and Newport’s existing and prospective customers, and the other factors described in MKS’ Annual Report on Form 10-K for the year ended December 31, 2015 and its most recent quarterly report filed with the SEC and in Newport’s Annual Report on Form 10-K for the year ended January 3, 2015 and its most recent quarterly report filed with the SEC. MKS and Newport disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this presentation. MKS Proprietary 2

Important Additional Information Will be Filed With the SEC Newport plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. Additionally, Newport will file other relevant materials with the SEC in connection with the transaction. The Proxy Statement will contain important information about MKS, Newport, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by MKS and Newport through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Newport by contacting Chris Toth at 949-331-0337. MKS and Newport, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding MKS’ directors and executive officers is contained in MKS’ Form 10-K for the year ended December 31, 2014 and its proxy statement dated March 13, 2015, which are filed with the SEC. Information regarding Newport’s directors and executive officers is contained in Newport’s Form 10-K for the year ended January 3, 2015 and its proxy statement dated April 8, 2015, which are filed with the SEC. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. MKS Proprietary 3

Agenda MKS Investor presentation (What is the MKS business?) MKS and Newport Presentation (Why the combination?) Integration (What is the objective?) MKS Mission, Values and Goals (Where have we come from and who are we?) MKS Proprietary 4

Investor Presentation February 25, 2016

Company Overview MKS is the worldwide leader in technology solutions for vacuum processing and related technologies that are essential in our core thin film and other advanced markets. Our comprehensive core technologies include: MKS Proprietary 6

History of Strong Execution Proven Success Strategy For Growth Financial Performance # 1 In our core served market Record of outpacing core market growth $252 million of revenue in growing adjacent markets(1) Capitalize on emerging Semi industry inflection points Leverage proven technologies into growing adjacent markets Accelerate growth through strategic acquisitions Best in Class financial operating model Demonstrated record of profit improvement Robust and proven capital deployment methodology (1) For the year ended December 31, 2015 MKS Proprietary 7

MKS Surrounds Semi & Thin Film Vacuum Processes Semi and related Thin Film vacuum processes including Flat Panel Display, Data Storage, LED and Solar MKS Proprietary 8

#1 Market Leader 50+ Other Companies Next 5 Largest Competitors (1) Source: VLSI Critical Subsystems MKS SAM and internal estimates ~2% Share Gain in 2014 Market Leadership in Critical Subsystems(1) MKS Proprietary 9

Broadest Technology Portfolio Source: Company estimates and VLSI Research MKS Proprietary 10

Outperforming Core Semi Market MKSI Semiconductor Sales as % of SAM(1) Source: VLSI SAM: Wafer Fab Equipment for Implant, CMP, Deposition, Etch and Clean MKS Proprietary 11

Leveraging Proven Technology into Growing Adjacent Markets MKS Proprietary 12

Leverage Proven Technologies into Growing Adjacent Markets CAGR ~8% $106M $252M MKS Proprietary 13

Examples of MKS in Adjacent Markets Coating Medical Analytical Instruments Homeland Security MKS Proprietary 14

Coating consumer electronics to make them water resistant Consumers rely on their portable devices and take them everywhere. Companies are providing treatments to make these devices water resistant. MKS Flow – All Around You! MKS Proprietary 15

Medical In office sterilization of dental and medical instruments Traditional steam cleaning of instruments can be costly and lengthy. Plasma sterilization equipment is small and cost efficient and designed for use in medical and dental offices. MKS Solution Utilizes Direct Gauges MKS Proprietary 16

MFCs for Analytical Instruments Inductively Coupled Plasma Mass Spectrometers (ICP-MS) are used to detect metals and some non-metals at concentrations as low as one part in 1015 (part per quadrillion, ppq) Popular applications for ICP-MS Environmental Water testing for municipalities Medical (toxicology) MKS G-Series MFCs are integrated to accurately control the amount of gas needed to create and maintain the plasma MKS Proprietary 17

Monitoring public spaces for hazardous chemicals Public transit hubs, as well as other public spaces, are targets for terrorism. Governments are seeking ways to safeguard against these acts. MKS Solution AIRGARD® FTIR Gas Analyzers rapidly identify hazardous gases with fewer false alarms Homeland Security MKS Proprietary 18

Broad Technology Leadership Expands Market Opportunities MKS Proprietary 19

Accelerate Growth through Strategic Acquisitions CORE MKS CORE MKS MKS Proprietary 20

Substantially Improved Operating Model 2013 Model Annual Revenue(1) Gross Margin Non-GAAP Operating Margin(1) Non-GAAP Tax Rate(2) Non-GAAP EPS(2) Adjusted Free Cash Flow(3) Annual Improvement to EPS at Mid-Point Cumulative Improvement from 2013 Improvements to Operating Model at $800M Revenue Level (Pre-GP) $ 800M 42% - 44% 15% - 17% 33% $1.50 - $1.70 2014 Model $ 800M 43% - 45% 16% - 18% 31% $1.66 - $1.87 10% 10% 2015 Model $ 800M 43% - 45% 18% - 20% 29% $1.91 - $2.12 14% 26% Granville-Phillips Model $ 30M 47% 27% 29% $0.11 2015 Combined Model $ 830M 43% - 45% 18% - 20% 29% $2.02 - $2.23 >15% 33% Additional revenue assumes incremental Gross Margin of 45% to 55% Annual revenue for illustrative purposes only. Non-GAAP results exclude amortization of intangible assets, restructurings, costs associated with completed and announced acquisitions, discrete tax benefits and charges, and the related tax effect of these adjustments to reflect the expected full year effective tax rate in the quarter. Adjusted Free Cash Flow equal to Non-GAAP Net Income plus stock compensation and tax benefit of amortization. MKS Proprietary 21

From 2007 through 2015 >$867M Free Cash Flow generated(1) 50% Free Cash Flow returned to shareholders(1) 17% Free Cash Flow utilized for acquisitions(1) $867M Net Capital Retained Net Acquisitions Dividends Share Repurchases Cumulative Free Cash Flow Balanced Deployment of Capital Strong Free Cash Flow & Balanced Deployment of Capital MKS Proprietary 22

Strategy for Growth Capitalizing on à Semi technology inflection points à Increased capital intensity Leveraging proven technology portfolio into adjacent growing markets Accelerating growth through strategic M&A Exceptional Financial Performance Best in class operating model Demonstrated record of profit improvement Robust and proven capital deployment methodology à Strong balance sheet à Consistent cash generation à Returning cash to shareholders In Summary Proven Success #1 in core served markets Outperforming core served markets à Broadest technology portfolio à MKS surrounds the thin film process Other advanced markets à Additional growth engine MKS Proprietary 23

MKS to Acquire Newport Corporation February 23, 2016

Businesses At A Glance

mks	Newport
Combination of complementary technology leaders	
Founded 1961	Founded 1969
Headquarters in Andover, MA	Headquarters in Irvine, CA
FY 2015 Revenue of $814M	FY 2015 Revenue of $603M
~2,200 Employees	~2,500 Employees
~375 U.S. Patents	~260 U.S. Patents
R&D Spending ~$68M	R&D Spending ~$59M
R&D Headcount ~360	R&D Headcount ~360
Leadership in • Precise control of pressure, flow and composition • Generation and delivery of reactive gases and electrical power • Integrated solutions for process modules and systems	Leadership in • Precise control of position, motion and stability • Generation and delivery of laser power • Integrated solutions for inspection and lithography modules and systems
Operating in 15 countries	Operating in 15 countries

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Globally recognized technology leader in photonics, lasers, and precision optics Deep expertise in opto-electronics, thin films, precision motion, laser measurements, ultra fast lasers, vibration control Broad technology portfolio – from components to integrated subsystems Newport Corporation Nearly 50 Year Leader in the Generation and Management of Light Business Segments End Markets Global Reach Percentage of revenues for the year ended January 2, 2016 MKS Proprietary 26

MKS & Newport Technology Powerhouse with Complementary Capabilities and Approach to Markets MKS Proprietary 27

Expands MKS SAM by $4.8 billion Significant Potential Growth Opportunities MKS Proprietary 28

Balanced End Markets Smooths Impact of Industry Cycles MKS by End Market $814M in 2015 Semi Industrial Life Sciences Thin Film Research Increase Targeted Areas of Growth Pro Forma Combined by End Market $1.4B in 2015(1) Combined revenue by market for MKS plus Newport for the year ended December 31, 2015 and January 2, 2016, respectively MKS Proprietary 29

Since 2013, MKS increased its target operating model Non-GAAP EPS by almost 50% Measurable improvements to profitability with strategic actions across a variety of functions, regions and activities such as: Leverage low cost country sourcing Leverage income tax planning opportunities (400 basis point improvement in effective income tax rate since 2013) Infrastructure savings by combining similar locations Reinvested savings into strategic R&D, sales and marketing MKS’ Proven Record of Profit Improvement MKS Proprietary 30

Investors Expands MKS’ addressable markets by $4.8 billion Expected to be accretive to Non-GAAP EPS and free cash flow in first 12 months Strong cash flow history and intent to delever quickly Customers Complementary skills, technologies and product capabilities to deliver innovative and cost-effective solutions Global manufacturing, applications, support and service presence Employees Creates premier, global, billion dollar technology company to attract and retain talent Opportunity to work on the industries’ most cutting edge and complex challenges A Compelling Transaction For All Stakeholders MKS Proprietary 31

Integration

Integration Combining the best of both companies Respectful, focused, and efficient Game plan for the future Team members from both companies Not overnight, but to a schedule The transaction is subject to regulatory approval. Until closing MKS and Newport remain independent companies and will act accordingly MKS Proprietary 33

MKS Mission, Values, and Goals

Vision: To be the leading global provider of innovative vacuum (precision control) and related technologies to semiconductor, thin film and other advanced markets Mission: We will achieve this through the following guiding principles: Manage the business for sustainable and profitable growth by eliminating wasteful costs, investing in high growth areas, and improving our financial performance through the cycles Work as a team, investing in our people Build upon brand leadership Delight customers with innovative technology solutions which solve their most critical problems Efficiently deploy capital to increase shareholder value MKS Proprietary 35

What We Would Like The Future Years To Bring To MKS/Newport Direction Path to sustainable growth well known and executing Clear, consistent, constant and focused with a sense of purpose Our brands are well known, respected, and desired Culture of Excellence and Inclusion Strong and engaged team with high sense of Esprit de Corps Everyone has a voice Team is confident of the future, and feels like a winner Innovation encouraged and rewarded Strategic planning, execution, and accountability are paramount All employees are highly valued and respected MKS Proprietary 36

Thank you